Exhibit 99.1

Axogen, Inc. Appoints Paul G. Thomas to Board of Directors

Healthcare veteran brings 30+ years of medtech experience to Axogen, Inc. Board of Directors

ALACHUA, FL – September 30, 2020 – Axogen, Inc. (NASDAQ: AXGN), a global leader in developing and marketing innovative surgical solutions for damage or discontinuity to peripheral nerves, today announced that Paul G. Thomas has been appointed to its Board of Directors, effective September 30, 2020. Thomas will serve on both the Governance, Nominating and Sustainability Committee and the Science and Technology Committee.

“Paul is an excellent addition to our board, as he brings more than 30 years of proven medical device and healthcare leadership experience in fast-growing biologic and pharmaceutical companies,” commented Karen Zaderej, chairman, CEO, and president. “We are excited for Paul to join our team, and we are looking forward to his informed insights as we pursue our shared goal of improving the quality of life for nerve repair patients.”

Thomas currently serves on the board of directors of Abiomed, Inc. (NASDAQ: ABMD) and Surgalign Spine Technologies, Inc. (NASDAQ: SRGA). Thomas has more than 30 years of experience in the medtech industry and currently serves as the CEO and Co-Founder of Prominex, Inc. Thomas also served as the CEO of Roka Bioscience from 2009 to 2017. Prior to that, Thomas served as Chairman and CEO of LifeCell Corporation from 1998 until it was acquired by KCI in 2008 in a transaction valued at $1.8 billion. He also held various senior positions, including President of the Pharmaceutical Products Division, during his tenure of 15 years with Ohmeda, Inc. Thomas received his Master of Business Administration degree from Columbia University Graduate School of Business and completed his post graduate studies in Chemistry at the University of Georgia Graduate School of Arts and Science. He received his Bachelor of Science degree in Chemistry from St. Michael’s College.

“I look forward to working with Karen, the Board of Directors, and the Axogen team to continue helping surgeons improve quality of life for patients with nerve injuries by developing and advancing innovative nerve repair surgical solutions,” said Thomas.

Thomas replaces outgoing Board member Robert J. Rudelius who resigned effective September 30, 2020 following ten years of service on the Axogen, Inc. Board of Directors.

“I would like to sincerely thank Robert for his many contributions to our company over the past ten years,” commented Zaderej. “Robert has provided valuable insight and counsel to me and others within the company as we developed innovative therapies for patients suffering from the debilitating effects of nerve damage.”

About Axogen

Axogen (AXGN) is the leading company focused specifically on the science, development and commercialization of technologies for peripheral nerve regeneration and repair. Axogen employees are passionate about helping to restore peripheral nerve function and quality of life to patients with physical damage or transection to peripheral nerves by providing innovative, clinically proven and economically effective repair solutions for surgeons and health care providers. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body. Every day, people suffer traumatic injuries or undergo surgical procedures that impact the function of their peripheral nerves. Physical damage to a peripheral nerve, or the inability to properly reconnect peripheral nerves, can result in the loss of muscle or organ function, the loss of sensory feeling, or the initiation of pain.

Axogen's platform for peripheral nerve repair features a comprehensive portfolio of products, including Avance® Nerve Graft, a biologically active off-the-shelf processed human nerve allograft for bridging severed peripheral nerves without the comorbidities associated with a second surgical site; Axoguard® Nerve Connector, a porcine submucosa extracellular matrix (ECM) coaptation aid for tensionless repair of severed peripheral nerves; Axoguard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect damaged peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments; Axoguard® Nerve Cap, a porcine submucosa ECM product used to protect a peripheral nerve end and separate the nerve from the surrounding environment to reduce the development of symptomatic or painful neuroma; and Avive® Soft Tissue Membrane, a processed human umbilical cord intended for surgical use as a resorbable soft tissue barrier. The Axogen portfolio of products is available in the United States, Canada, the United Kingdom, South Korea, and several other European and international countries.

Contact:

Axogen, Inc.

Peter Mariani, Chief Financial Officer

InvestorRelations@axogeninc.com